UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 11, 2009
ITC Holdings Corp.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-32576 (Commission File Number)	32-0058047 (I.R.S. Employer Identification No.)

27175 Energy Way, Novi, Michigan (Address of principal executive offices)	48377 (Zip Code)
Registrant’s telephone number, including area code: 248-946-3000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Issuance of Senior Notes
On December 11, 2009, ITC Holdings Corp. (the “Company”) issued $200,000,000 aggregate principal amount of its 5.500% Senior Notes due January 15, 2020 (the “Senior Notes”) in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes were sold by the Company to Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and other initial purchasers (collectively, the “Initial Purchasers”) pursuant to a Purchase Agreement (the “Purchase Agreement”) dated December 8, 2009, pursuant to which the Company agreed to sell the Senior Notes at the closing subject to satisfaction of customary terms and conditions specified in the Purchase Agreement.
The Senior Notes were issued under the Company’s Indenture (the “Original Indenture”), dated as of July 16, 2003, between The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of December 11, 2009, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). The Senior Notes are unsecured.
Interest on the Senior Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2010 at a fixed rate of 5.500% per annum. The Company may redeem some or all of the Senior Notes at any time at a “Make Whole Price” equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed and (2) the sum of the present values of the remaining scheduled principal and interest payments on the Senior Notes discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the Indenture), plus, in each case, accrued and unpaid interest on the Senior Notes to, but not including, the redemption date. The principal amount of the Senior Notes is payable on January 15, 2020.
The Senior Notes and the Indenture restrict the Company’s and its subsidiaries’ ability to engage in sale and lease-back transactions and incur liens and the Company’s ability to engage in consolidations or mergers or sell substantially all of its assets. These covenants are subject to a number of important qualifications and limitations.
The Senior Notes are (i) equal in right of payment to the Company’s existing and future unsecured senior indebtedness, including the Company’s existing senior notes and any amounts outstanding under the Company’s revolving credit facility, (ii) senior in right of payment to the Company’s future subordinated indebtedness, and (iii) effectively subordinated in right of payment to the existing and future indebtedness and other obligations of the Company’s subsidiaries.
The Senior Notes and the Indenture contain customary events of default, including, among other things, payment default, covenant default and certain cross-default provisions linked to the payment of other indebtedness of the Company or certain of its subsidiaries.
The Senior Notes were offered only to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act. The Senior Notes have not been, and will not be, registered under the Securities Act and are subject to restrictions on transferability and resale.
The foregoing description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations under such agreements. The foregoing description of the Indenture is qualified in its entirety by reference to the Original Indenture, which was filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-123657) and the Fourth Supplemental Indenture, which is attached hereto as Exhibit 4.25, and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Use of Proceeds
The Company intends to use the net proceeds of this offering of Senior Notes, which it estimates will be approximately $196.7 million after deducting discounts and commissions and estimated offering expenses, to repay the $100.0 million outstanding under the Company’s term loan, to repay $94.4 million outstanding under its revolving credit facility and for general corporate purposes, including funding capital expenditures.
Certain of the Initial Purchasers and their affiliates have provided from time to time various financial advisory, investment banking and commercial banking services for the Company and its affiliates, for which they have received customary fees and reimbursement of expenses. Certain of the Initial Purchasers and their affiliates may in the future provide similar services. Affiliates of certain of the Initial Purchasers in this offering are lenders to the Company under its term loan and revolving credit facility, and will receive their pro rata share of the net proceeds of this offering used to repay the term loan and revolving credit facility, as applicable.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits

Exhibit No.	Description

4.25	Fourth Supplemental Indenture, dated as of December 11, 2009, between ITC Holdings Corp. and The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) as trustee

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
December 14, 2009

ITC Holdings Corp.
By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
	Title:	Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

4.25	Fourth Supplemental Indenture, dated as of December 11, 2009, between ITC Holdings Corp. and The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) as trustee

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